UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2010

BRIDGEPOINT EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

13500 Evening Creek Drive North, Suite 600
San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 668-2586

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: We are filing this Current Report on Form 8-K/A to disclose additional compensatory arrangements for Christopher L. Spohn, our former Senior Vice President/Chief Admissions Officer, which were approved on December 31, 2010, by our Compensation Committee.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotions of Daniel J. Devine, Jane McAuliffe and Rodney T. Sheng to Executive Vice President

On December 16, 2010, we announced the promotions of Daniel J. Devine, Jane McAuliffe and Rodney T. Sheng to the positions of Executive Vice President/Chief Financial Officer, Executive Vice President/Chief Academic Officer and Executive Vice President/Chief Administrative Officer, respectively, effective as of January 1, 2011.  Mr. Devine, Dr. McAuliffe and Mr. Sheng currently serve as Senior Vice President/Chief Financial Officer, Senior Vice President/Chief Academic Officer and Senior Vice President/Chief Administrative Officer, respectively.

Promotion of Brandon Pope to Chief Accounting Officer

On December 16, 2010, we announced the promotion of Brandon Pope to Vice President/Chief Accounting Officer and Corporate Controller, effective as of January 1, 2011.  In connection with Mr. Pope’s promotion and Mr. Devine’s promotion to Executive Vice President/Chief Financial Officer, Mr. Pope will replace Mr. Devine as our principal accounting officer; currently, Mr. Devine serves as both our principal financial officer and principal accounting officer.

Mr. Pope, age 46, has 10 years experience in the higher education industry and has served as our Vice President/Corporate Controller since September 2008.  From 2000 to 2008, Mr. Pope served as Assistant Vice President and Assistant Controller at Corinthian Colleges, Inc.  Mr. Pope earned an M.B.A. and B.S. from the University of Phoenix and is a certified public accountant.

Mr. Pope is an at-will employee of our company. We did not enter into a separate compensatory plan, contract or arrangement with Mr. Pope, or materially amend any current compensatory plan, contract or arrangement with Mr. Pope, in connection with his promotion.  There is also no arrangement or understanding between Mr. Pope and any other person pursuant to which he was selected as our Vice President/Chief Accounting Officer and Corporate Controller, and there is no family relationship between Mr. Pope and any of our executive officers or directors.

Promotion of Elizabeth Tice to President of Ashford University

On December 9, 2010, the Board of Trustees of Ashford University appointed Elizabeth Tice to be President of Ashford University, effective as of January 1, 2011.  Dr. Tice will replace Dr. McAuliffe as the President of Ashford University; currently, Dr. McAuliffe serves as both the President of Ashford University and as our Senior Vice President/Chief Academic Officer.

Dr. Tice has more than 24 years experience as a faculty member and administrator in higher education.  Dr. Tice has served as the Provost of Ashford University since 2005, and before that she served as our Dean of Academic Development and Instruction. Dr. Tice earned a Ph.D. from Saybrook Graduate School and Research Center and an M.A. and B.A. from Brigham Young University.

Departure of Christopher L. Spohn

On December 13, 2010, we and Christopher L. Spohn, our Senior Vice President/Chief Admissions Officer, agreed that Mr. Spohn’s last day of employment with us would be December 31, 2010.

Pursuant to the terms and conditions of Mr. Spohn’s employment agreement dated March 3, 2009, we are obligated to provide Mr. Spohn with the following benefits in connection with his departure: (i) bi-weekly installment payments for 12 months in an aggregate amount equal to $435,000, which amount is equal to the sum of his base salary and target bonus for 2010; (ii) an additional one year’s worth of vesting for all time-vested stock options held by Mr. Spohn; and (iii) payment of the company portion of any applicable COBRA premiums for a period of up to 12 months, or until he is offered comparable coverage in connection with his employment by another employer, whichever occurs first.

The aforementioned benefits provided by us are conditioned upon Mr. Spohn (i) executing the release of claims agreement required by his employment agreement; and (ii) continuing to be subject to the terms and conditions of his confidential information agreement with us.

Additionally, on December 31, 2010, our Compensation Committee clarified that Mr. Spohn will remain eligible to receive a bonus for services he performed for us during 2010, as may be determined subsequently by the Compensation Committee.  This bonus would be paid at such time and in such manner as bonuses are payable to our other executive officers, but would be paid no later than March 15, 2011.  The Compensation Committee also extended, from March 31, 2011, to May 31, 2011, the post-termination exercise period of all of Mr. Spohn’s vested stock options, and we and Mr. Spohn entered into an Amendment to Stock Option Agreement(s) to reflect such extension.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2011		Bridgepoint Education, Inc.

	By:	/s/ Daniel J. Devine
Name: Daniel J. Devine
Title: Chief Financial Officer